EXHIBIT 10(F)

                            COMPENSATORY ARRANGEMENTS


Compensatory Arrangement with the Board of Directors
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Effective May 27, 2004, non-employee board members receive an annual retainer of
$16,000 paid in quarterly increments. Audit committee members receive an additional $6,500 and the Chairman of the Audit Committee receives $9,000 in addition to his audit committee compensation. Each independent director receives a grant of 10,000 CompuDyne non-qualified stock options upon his or her initial election as a director, 5,000 of which vest after two years and the remaining 5,000 vest after three years. An annual grant of 10,000 CompuDyne non-qualified stock options is granted to each Director thereafter; 5,000 of the options vest after two years and the remaining 5,000 vest after three years. The grant price of the options is equal to the fair market value of the common stock on the date of grant.

Compensatory Arrangements with Certain Named Executive Officers
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The following named executive officers of the Registrant (as of the Registrant's
2006 Proxy Statement) do not have employment agreements with the Registrant and, accordingly, their employment with the Registrant is "at will." For the Registrant's 2007 fiscal year, the current annual base salary for each named executive below is the following:

     Name and Title                                                          Fiscal 2007 Salary
     --------------                                                          ------------------

     Martin A. Roenigk, Chairman, President and Chief Executive Officer             $   275,000

     Geoffrey F. Feidelberg, Chief Financial Officer and Treasurer                  $   288,750

     Bradley Wiggins(1), Chief Operating Officer                                    $   260,000

     Gary Mangus, President of Institutional Security Systems                       $   210,000

     Philip Blackmon, Executive Vice President                                      $   150,000


The annual base salaries are subject to adjustment pursuant to the Registrant's employee compensation policies in effect from time to time. Each executive officer is eligible to receive a bonus and other employee benefits pursuant to the Registrant's employee benefit plans.







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(1) Mr. Wiggins Employment Agreement was terminated effective March 30, 2007.


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